Exhibit 99.1

New Mountain Finance Corporation Announces Private Offering of Senior Convertible Notes due 2019

NEW YORK--(BUSINESS WIRE)--May 27, 2014--New Mountain Finance Corporation (the “Company”) (NYSE: NMFC) announced today that it intends to privately offer, subject to market and other conditions, $100 million in aggregate principal amount of senior unsecured convertible notes due 2019 (the “Notes”). In addition, the Company expects to grant the initial purchasers of the Notes an option to purchase up to an additional $15 million in aggregate principal amount of the Notes. The Notes will be offered in a private placement only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will mature on June 15, 2019, unless previously converted in accordance with their terms. The Notes will be convertible into shares of the Company’s common stock at a conversion rate to be determined. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2014. The interest rate, the conversion rate and other terms of the Notes will be determined at the time of pricing of the private offering.

The Company intends to use the net proceeds from the sale of the Notes to repay outstanding indebtedness under the credit facilities of its direct and indirect wholly-owned subsidiaries and for other general corporate purposes, including working capital purposes. However, through re-borrowing under such credit facilities, the Company intends to make new investments in accordance with its investment objective and strategies.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act, or any applicable state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About New Mountain Finance Corporation

The Company is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
David Cordova, Chief Financial Officer
212-220-3546